AGREEMENT

This is an Agreement between American Surgical Assistants, Inc., of 10039 Bissonnet Suite 250, Houston, Texas, 77036, hereby referred to as ASA, and Jose J. Chapa, Jr., of 8726 Cedardale Drive, Houston, Texas, 77055, SS####-##-####, hereby referred to as “Assistant”.

I. Assistant agrees to provide Surgical Assistant services, including covering call on weekdays, weekends and holidays as instructed by ASA under the following conditions:

1. Term of Agreement:

Subject to the provisions of termination set forth below, this Agreement will begin on November 24, 2005, for an initial period of one year. This Agreement shall be automatically renewed annually, for equal periods, on the day of the anniversary of the Assistant’s initial date of hire unless either party notifies the other of his/her intent to terminate the Agreement, in writing, with a thirty-day advance notice.

2. Compensation:

Under the terms of this Agreement the Assistant is an employee of ASA and shall be compensated according to the following schedule:

A.

The annual compensation of one hundred forty-four thousand dollars ($144,000.00) payable in two equal semi-monthly payments of $6,000.00. Assistant agrees to maintain a daily work coverage schedule of Monday through Friday. A thirty (30) minute break will be granted for every Four hours of actual work on procedures. The Assistant agrees to stay and finish any scheduled or added procedures without any extra payments; in exchange the Assistant is paid the above-mentioned compensation as long as he/she stays on the premises and remains immediately available to meet the needs of the client institution. The Assistant agrees to provide call coverage as per the attached job description which is an integral part of this Agreement. This compensation applies to services rendered to patients between the hours of 7:00 AM and 4:00 PM Monday through Friday, regardless of the time of day or total hours needed to complete these assignments. An additional payment of fifty dollars ($50.00) per hour will be paid to the Assistant for overtime (over 40 hours per week). Nursing record for O.R. “In/Out of Room” time will be used to determine the length of the case for which the Assistant will be paid with the start time being the incision time.

B.

Should any changes in federal or state reimbursement laws or regulations occur which affect third party reimbursement during the term of this Agreement, ASA may request renegotiation of any applicable terms of this Agreement by a written notice to the Assistant. In the event no new Agreement has been reached within sixty days of such renegotiation notice, this Agreement will be automatically terminated within an additional thirty days without further notice.

3. Duties, Covenants and Responsibilities:

A.

ASA hires the Assistant as a Licensed Surgical Assistant, L.S.A. and/or Certified Surgical Assistant, C.S.A. The duties of the job are detailed in the attached job description which is part of this Agreement. ASA reserves the right to revise and update the job description periodically or whenever deemed necessary. The Assistant will devote full attention and energies to the business of ASA as described in the attached job description. Covering Call is an essential part of the job; improper handling of Call responsibilities will be grounds for immediate dismissal without recourse.

B.

Assistant is an employee of ASA, he/she remains responsible for all legal and tax consequences of his/her compensation. The Assistant acknowledges his/her familiarity with the manner under which assignments are made, he/she agrees that the assignment of duties is strictly under the guidelines set forth by ASA and are made to provide the suitable Assistant for the job and are not based on any personal preferences, there is no set minimum of number of hours or number of cases assigned to each Assistant. Surgeons’ preference and other technical considerations may affect the number of hours and/or cases allocated to each Assistant.

C.	Payment will be made to the Assistant on the fifteenth and the thirtieth days of the month for cases done in the two work weeks prior to the eighth and the twenty third days of the month respectively.

4. Confidentiality and Non-Competition:

Assistant agrees that during the term of this Agreement and the following two years after termination there of, not to reveal to, discuss with or divulge to any person or persons or entities any proprietary documents, copies of documents, trade secrets, confidential information, patient information, patient medical records and/or copies there of, details of procedures, diagnosis, photographs or any information regarding ASA and/or it’s patients or clients. The Assistant shall not directly or indirectly offer his/her services as described in the attached job description to any of ASA’s client. This covenant shall remain in force for the duration of this Agreement and shall remain in full force for a period of One Year from date of termination of Agreement.

The Assistant acknowledges his/her familiarity of and responsibility to abide by all HIPAA (Health Information Portability and Accountability Act) regulations pertinent to surgical assisting and agrees to be in full compliance with HIPAA regulations at all times. The Assistant also acknowledges his/her familiarity of and responsibility to abide by all JCAHO (Joint Commission Accreditation of Hospital Organization) regulations pertinent to surgical assisting, to include the National Patient Safety Goals, and agrees to be in full compliance with JCAHO regulations at all times.

In the event of any breach, ASA shall be entitled to full injunctive relief without need to post bond, which rights shall be cumulative with and not necessarily successive or exclusive of any other legal rights. This Agreement shall be binding and inure to the benefit of the parties, their successors, assignees and representatives. Upon breach the Assistant shall be responsible for all reasonable attorneys’ fees and costs incurred in the enforcement of this Agreement. Assistant agrees not to contract with or offer his/her services to any of ASA’s client institutions or client surgeons under any circumstances other than the terms of this Agreement until a period of One Year has passed from the date he or she is no longer affiliated with ASA.

II. Assistant agrees to provide ASA with the following documentation and items at the time of execution of this Agreement and agrees to provide ASA current documentation throughout the terms of this Agreement:

1.	All documentation required by law for verification of the Assistant’s immigration status or US Citizenship, and eligibility for gainful employment in the U.S.A.
2.	Texas Surgical Assistant Permit (license) with current registration and in good standing.
3.	Proof of current NSAA or ABSA certification and/or any required license or registration.
4.	Proof of current professional liability insurance, with limits acceptable to ASA and its Clients
5.	Proof of current CPR certification.
6.	Provide his/her own pager with digital capability, unless provided through ASA.

The Assistant acknowledges that he/she shall provide the services of Surgical Assistant under the direct supervision and instruction of the operating physician(s) and within the assignments relayed by ASA and communicated by the operating physician(s) and that at all times he/she shall act within the scope of his/her license and under the rules and regulations governing the standards of conduct and patient care in the clients’ facility as relayed to him/her by the Operating Room Supervisor or his/her representative.

Assistant acknowledges that all receivables generated from charges for services rendered by Assistant are the property of ASA. Assistant also acknowledges the receipt of compensation under this Agreement by Assistant is considered full payment for such services.

Breach of any of these conditions and limitations, and/or improper conduct will be grounds for immediate dismissal without recourse.

III. The Assistant agrees to provide ASA with the front sheet of the patient’s chart and other documentation, as instructed, within Twenty Four Hours from the performance of the procedure, no documents or photocopies of any documentation shall be retained by the Assistant except for the pink copy of the “Physicians Order for Surgical Assistant Services” form.

IV. Scheduling cases for Assistants will be arranged by calling the Assistant within a reasonable time or as soon as the case is scheduled with the client institution. At all times the Assistant ON CALL shall remain available for emergency cases. The response time will be as prompt as possible; however a response time of Thirty Minutes is required to be adhered to whenever it is safely possible.

V. All rights, powers and remedies granted under any term of this Agreement are in addition to, and not in limitation of any rights, powers or remedies which are granted under any other terms of this Agreement, at common law, in equity, by statute or otherwise, and all may be exercised separately or concurrently, in such order and as often as deemed necessary by either party. No delay or omission by either party to exercise any right, power or remedy shall impair such right, power or remedy or be construed as waiver of any breach or default hereunder and shall not constitute any waiver of future or subsequent breach or default.

VI. This Agreement constitutes the entirety of the Agreement between the parties with respect to the subject matter thereof. This Agreement supersedes any verbal or written Agreements prior to the date of this Agreement. Any provision of this Agreement that is held to be unenforceable for any reason shall not in any way shape or manner affect the validity of the remainder of this Agreement. Amendments and appendices or modifications to any of the terms of this Agreement shall not be valid unless executed in writing and signed by both parties.

VII. The laws of the State of Texas are the laws governing this Agreement and all related matters.

The signatory hereto does hereby represent individually and on behalf of the respective party whose name is this Agreement is being executed for whom the signatory hereto states that he/she is a duly authorized agent of such party and is authorized to execute the Agreement on its behalf.

ASA address is:

American Surgical Assistants, Inc.

10039 Bissonnet Street, Suite 250

Houston, Texas 77036-7852

Assistant’s address is:

Jose J. Chapa, Jr.

8726 Cedardale Drive

Houston, Texas 77055

For ASA:	Assistant:

Zak Elgamal, LSA	Jose J. Chapa, Jr., LSA

/s/ Zak Elgamal	/s/ Jose J. Chapa, LSA